Exhibit 21.1

SUBSIDIARIES OF CASUAL MALE RETAIL GROUP, INC.

Wholly-owned unless otherwise indicated

Subsidiary:	State of Incorporation:
Designs Apparel, Inc.	Delaware
Casual Male Store, LLC (f/k/a Designs CMAL Store Inc.)	Delaware
Capture, LLC (a)	Virginia
Casual Male Retail Store, LLC (f/k/a Designs CMAL Retail Store Inc.)	Delaware
Casual Male Direct, LLC (f/k/a Designs CMAL TBD Inc.)	Delaware
LP Innovations, Inc. (b)	Nevada
Securex LLC (c)	Delaware
Casual Male RBT, LLC	Delaware
Casual Male RBT (U.K.), LLC (d)	Delaware
Casual Male Canada Inc.	Ontario, Canada

(a)	100% owned by Casual Male Store, LLC (a wholly-owned subsidiary of Casual Male Retail Group, Inc.)
(b)	85% owned by Casual Male Retail Group, Inc.
(c)	100% owed by LP Innovations, Inc.
(d)	100% owned by Casual Male RBT, LLC (a wholly-owned subsidiary of Casual Male Retail Group, Inc.)